                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                             (AMENDMENT NO. _____)(1)


                              SPORTSLINE USA, INC.
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   0008489341
-------------------------------------------------------------------------------
                                 (CUSIP NUMBER)






--------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP NO. 0008489341                  13G                  Page 2 of 20 Pages

    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                    KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII") 94-3201863

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/
    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    CALIFORNIA LIMITED PARTNERSHIP

      NUMBER        5       SOLE VOTING POWER
        OF                                                    -0-
      SHARES        6       SHARED VOTING POWER
   BENEFICIALLY                                            1,581,666
     OWNED BY       7       SOLE DISPOSITIVE POWER
     REPORTING                                                -0-
      PERSON        8       SHARED DISPOSITIVE POWER
       WITH                                                1,581,666

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                           1,581,666

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                  / /

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                11.2%
    12     TYPE OF REPORTING PERSON*
                                                                   PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                  13G                  Page 3 of 20 Pages

    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                    KPCB VII ASSOCIATES, L.P., A CALIFORNIA
                    LIMITED PARTNERSHIP ("KPCB VII ASSOCIATES") 94-3203783

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/
    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    CALIFORNIA LIMITED PARTNERSHIP

                    5       SOLE VOTING POWER
      NUMBER                                                   -0-
        OF          6       SHARED VOTING POWER
      SHARES                  1,622,221 SHARES OF WHICH 1,581,666 SHARES
   BENEFICIALLY               DIRECTLY HELD BY KPCB VII AND 40,555 SHARES
     OWNED BY                 ARE DIRECTLY HELD BY KPCB INFORMATION SCIENCES
     REPORTING                ZAIBATSU FUND II, L.P., A CALIFORNIA LIMITED
      PERSON                  PARTNERSHIP ("KPCB ZF II"). KPCB VII
       WITH                   ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
                              AND KPCB ZF II.

                    7       SOLE DISPOSITIVE POWER
                                                               -0-
                    8       SHARED DISPOSITIVE POWER
                              1,622,221 SHARES OF WHICH 1,581,666 SHARES
                              DIRECTLY HELD BY KPCB VII AND 40,555 SHARES
                              ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII
                              ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II.

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                           1,622,221
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                 / /

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                               11.4%

    12     TYPE OF REPORTING PERSON*
                                                                  PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                  13G                    Page 4 of 20 Pages

    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                    BROOK BYERS

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/

    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES

                    5       SOLE VOTING POWER
      NUMBER                                                   -0-
        OF          6       SHARED VOTING POWER
      SHARES                    1,622,221 SHARES OF WHICH 1,581,666 SHARES
   BENEFICIALLY                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
     OWNED BY                   SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
     REPORTING                  VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
      PERSON                    VII AND KPCB ZF II. MR. BYERS IS A GENERAL
       WITH                     PARTNER OF KPCB VII ASSOCIATES. MR. BYERS
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                    7       SOLE DISPOSITIVE POWER
                                                               -0-

                    8       SHARED DISPOSITIVE POWER
                                1,622,221 SHARES OF WHICH 1,581,666 SHARES
                                ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
                                VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. BYERS IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. BYERS DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                           1,622,221

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                 / /
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                11.4%
    12     TYPE OF REPORTING PERSON*
                                                                   IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                  13G                    Page 5 of 20 Pages

    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    KEVIN COMPTON

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /  (b) /X/

    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES

                    5       SOLE VOTING POWER
      NUMBER                                                   -0-
        OF          6       SHARED VOTING POWER
      SHARES                     1,622,221 SHARES OF WHICH 1,581,666 SHARES
   BENEFICIALLY                  ARE DIRECTLY HELD BY KPCB VII AND 40,555
     OWNED BY                    SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
     REPORTING                   VII ASSOCIATES IS THE GENERAL PARTNER OF
      PERSON                     KPCB VII AND KPCB ZF II. MR. COMPTON IS A
       WITH                      GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                 COMPTON DISCLAIMS BENEFICIAL OWNERSHIP OF
                                 THE SHARES HELD DIRECTLY BY KPCB VII AND
                                 KPCB ZF II.

                    7       SOLE DISPOSITIVE POWER
                                                               -0-
                    8       SHARED DISPOSITIVE POWER
                                 1,622,221 SHARES OF WHICH 1,581,666 SHARES
                                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
                                 VII ASSOCIATES IS THE GENERAL PARTNER OF
                                 KPCB VII AND KPCB ZF II. MR. COMPTON IS A
                                 GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                 COMPTON DISCLAIMS BENEFICIAL OWNERSHIP OF
                                 THE SHARES HELD DIRECTLY BY KPCB VII AND
                                 KPCB ZF II.

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                           1,622,221

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                 / /

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                               11.4%

    12     TYPE OF REPORTING PERSON*
                                                                  IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                  13G                     Page 6 of 20 Pages

    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    L. JOHN DOERR

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /  (b) /X/

    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES

                    5       SOLE VOTING POWER
      NUMBER                                                   -0-
        OF          6       SHARED VOTING POWER
      SHARES                    1,622,221 SHARES OF WHICH 1,581,666 SHARES
   BENEFICIALLY                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
     OWNED BY                   SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
     REPORTING                  VII ASSOCIATES IS THE GENERAL PARTNER OF
      PERSON                    KPCB VII AND KPCB ZF II. MR. DOERR IS A
       WITH                     GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                DOERR DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF
                                II.

                    7       SOLE DISPOSITIVE POWER
                                                               -0-

                    8       SHARED DISPOSITIVE POWER
                                1,622,221 SHARES OF WHICH 1,581,666 SHARES
                                ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
                                VII ASSOCIATES IS THE GENERAL PARTNER OF
                                KPCB VII AND KPCB ZF II. MR. DOERR IS A
                                GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                DOERR DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF
                                II.

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                           1,622,221

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                 / /

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                               11.4%

    12     TYPE OF REPORTING PERSON*
                                                                  IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                  13G                     Page 7 of 20 Pages

    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    WILLIAM R. HEARST III

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /  (b) /X/

    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES

                    5       SOLE VOTING POWER
      NUMBER                                                   -0-
        OF          6       SHARED VOTING POWER
      SHARES                    1,622,221 SHARES OF WHICH 1,581,666 SHARES
   BENEFICIALLY                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
     OWNED BY                   SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
     REPORTING                  VII ASSOCIATES IS THE GENERAL PARTNER OF
      PERSON                    KPCB VII AND KPCB ZF II. MR. HEARST IS A
       WITH                     GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                HEARST DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF
                                II.

                    7       SOLE DISPOSITIVE POWER
                                                               -0-

                    8       SHARED DISPOSITIVE POWER
                                1,622,221 SHARES OF WHICH 1,581,666 SHARES
                                ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
                                VII ASSOCIATES IS THE GENERAL PARTNER OF
                                KPCB VII AND KPCB ZF II. MR. HEARST IS A
                                GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                HEARST DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF
                                II.

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                           1,622,221

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                 / /

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                               11.4%

    12     TYPE OF REPORTING PERSON*
                                                                  IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                  13G                    Page 8 of  20 Pages

    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    VINOD KHOSLA

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /  (b) /X/

    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES

                    5       SOLE VOTING POWER
     NUMBER                                                    -0-
       OF           6       SHARED VOTING POWER
     SHARES                     1,622,221 SHARES OF WHICH 1,581,666 SHARES
  BENEFICIALLY                  ARE DIRECTLY HELD BY KPCB VII AND 40,555
    OWNED BY                    SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
    REPORTING                   VII ASSOCIATES IS A GENERAL PARTNER OF KPCB
     PERSON                     VII AND KPCB ZF II. MR. KHOSLA IS THE
      WITH                      GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                KHOSLA DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF
                                II.

                    7       SOLE DISPOSITIVE POWER
                                                               -0-

                    8       SHARED DISPOSITIVE POWER
                                1,622,221 SHARES OF WHICH 1,581,666 SHARES
                                ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
                                VII ASSOCIATES IS A GENERAL PARTNER OF KPCB
                                VII AND KPCB ZF II. MR. KHOSLA IS THE
                                GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                KHOSLA DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF
                                II.

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                           1,622,221

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                  / /

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                11.4%

    12     TYPE OF REPORTING PERSON*
                                                                   IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                  13G                     Page 9 of 20 Pages

    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    JOSEPH LACOB

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /  (b) /X/

    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES

                    5       SOLE VOTING POWER
      NUMBER                                                   -0-
        OF          6       SHARED VOTING POWER
      SHARES                    1,622,221 SHARES OF WHICH 1,581,666 SHARES
   BENEFICIALLY                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
     OWNED BY                   SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
     REPORTING                  VII ASSOCIATES IS THE GENERAL PARTNER OF
      PERSON                    KPCB VII AND KPCB ZF II. MR. LACOB IS A
       WITH                     GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                LACOB DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF
                                II.

                    7       SOLE DISPOSITIVE POWER
                                                               -0-

                    8       SHARED DISPOSITIVE POWER
                                1,622,221 SHARES OF WHICH 1,581,666 SHARES
                                ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
                                VII ASSOCIATES IS THE GENERAL PARTNER OF
                                KPCB VII AND KPCB ZF II. MR. LACOB IS A
                                GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                LACOB DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF
                                II.

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                           1,622,221

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                 / /

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                               11.4%

    12     TYPE OF REPORTING PERSON*
                                                                  IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                  13G                    Page 10 of 20 Pages

    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    BERNARD LACROUTE

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /  (b) /X/

    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES

                    5       SOLE VOTING POWER
      NUMBER                                                   -0-
        OF          6       SHARED VOTING POWER
      SHARES                    1,622,221 SHARES OF WHICH 1,581,666 SHARES
   BENEFICIALLY                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
     OWNED BY                   SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
     REPORTING                  VII ASSOCIATES IS THE GENERAL PARTNER OF
      PERSON                    KPCB VII AND KPCB ZF II. MR. LACROUTE IS A
       WITH                     GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                LACROUTE DISCLAIMS BENEFICIAL OWNERSHIP OF
                                THE SHARES HELD DIRECTLY BY KPCB VII AND
                                KPCB ZF II.

                    7       SOLE DISPOSITIVE POWER
                                                               -0-

                    8       SHARED DISPOSITIVE POWER
                                1,622,221 SHARES OF WHICH 1,581,666 SHARES
                                ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
                                VII ASSOCIATES IS THE GENERAL PARTNER OF
                                KPCB VII AND KPCB ZF II. MR. LACROUTE IS A
                                GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                LACROUTE DISCLAIMS BENEFICIAL OWNERSHIP OF
                                THE SHARES HELD DIRECTLY BY KPCB VII AND
                                KPCB ZF II.

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                           1,622,221

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                 / /

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                               11.4%

    12     TYPE OF REPORTING PERSON*
                                                                  IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                  13G                    Page 11 of 20 Pages

    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    JAMES LALLY

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /  (b) /X/

    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES

                    5       SOLE VOTING POWER
      NUMBER                                                   -0-
        OF          6       SHARED VOTING POWER
      SHARES                    1,622,221 SHARES OF WHICH 1,581,666 SHARES
   BENEFICIALLY                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
     OWNED BY                   SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
     REPORTING                  VII ASSOCIATES IS THE GENERAL PARTNER OF
      PERSON                    KPCB VII AND KPCB ZF II. MR. LALLY IS A
       WITH                     GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                LALLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF
                                II.

                    7       SOLE DISPOSITIVE POWER
                                                               -0-

                    8       SHARED DISPOSITIVE POWER
                                1,622,221 SHARES OF WHICH 1,581,666 SHARES
                                ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
                                VII ASSOCIATES IS THE GENERAL PARTNER OF
                                KPCB VII AND KPCB ZF II. MR. LALLY IS A
                                GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                LALLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF
                                II.

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                           1,622,221

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                 / /

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                               11.4%
    12     TYPE OF REPORTING PERSON*
                                                                  IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                  13G                    Page 12 of 20 Pages

    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    DOUGLAS MACKENZIE

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /  (b) /X/

    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES

                    5       SOLE VOTING POWER
      NUMBER                                                   -0-
        OF          6       SHARED VOTING POWER
      SHARES                    1,622,221 SHARES OF WHICH 1,581,666 SHARES
   BENEFICIALLY                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
     OWNED BY                   SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
     REPORTING                  VII ASSOCIATES IS THE GENERAL PARTNER OF
      PERSON                    KPCB VII AND KPCB ZF II. MR. MACKENZIE IS A
       WITH                     GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                MACKENZIE DISCLAIMS BENEFICIAL OWNERSHIP OF
                                THE SHARES HELD DIRECTLY BY KPCB VII AND
                                KPCB ZF II.

                    7       SOLE DISPOSITIVE POWER
                                                               -0-

                    8       SHARED DISPOSITIVE POWER
                                1,622,221 SHARES OF WHICH 1,581,666 SHARES
                                ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
                                VII ASSOCIATES IS THE GENERAL PARTNER OF
                                KPCB VII AND KPCB ZF II. MR. MACKENZIE IS A
                                GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                MACKENZIE DISCLAIMS BENEFICIAL OWNERSHIP OF
                                THE SHARES HELD DIRECTLY BY KPCB VII AND
                                KPCB ZF II.

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                           1,622,221

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                 / /

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                               11.4%

    12     TYPE OF REPORTING PERSON*
                                                                  IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0008489341                  13G                    Page 13 of 20 Pages

    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    E. FLOYD KVAMME

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /  (b) /X/

    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES

                    5       SOLE VOTING POWER
      NUMBER                                                   -0-
        OF          6       SHARED VOTING POWER
      SHARES                    1,622,221 SHARES OF WHICH 1,581,666 SHARES
   BENEFICIALLY                 ARE DIRECTLY HELD BY KPCB VII AND 40,555
     OWNED BY                   SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
     REPORTING                  VII ASSOCIATES IS THE GENERAL PARTNER OF
      PERSON                    KPCB VII AND KPCB ZF II. MR. KVAMME IS A
       WITH                     GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                KVAMME DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF
                                II.

                    7       SOLE DISPOSITIVE POWER
                                                               -0-

                    8       SHARED DISPOSITIVE POWER
                                1,622,221 SHARES OF WHICH 1,581,666 SHARES
                                ARE DIRECTLY HELD BY KPCB VII AND 40,555
                                SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB
                                VII ASSOCIATES IS THE GENERAL PARTNER OF
                                KPCB VII AND KPCB ZF II. MR. KVAMME IS A
                                GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                                KVAMME DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF
                                II.

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                           1,622,221

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                 / /

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                               11.4%

    12     TYPE OF REPORTING PERSON*
                                                                  IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 20 Pages

ITEM 1(a)         NAME OF ISSUER:

                  SportsLine USA, Inc.


ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6340 N.W. 5th Way
                  Fort Lauderdale, FL 33309

ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                  This statement is being filed by KPCB VII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto.

                  KPCB VII Associates is general partner to KPCB VII and KPCB ZF II. With respect to KPCB VII Associates, this statement relates only to KPCB VII Associates. The shares are held directly by KPCB VII and KPCB ZF II, and KPCB VII Associates does not directly or otherwise hold any shares. Management of the business affairs of KPCB VII Associates, including decisions respecting disposition and/or voting of the shares, is by majority decision of the general partners of KPCB VII Associates, each of whom disclaims beneficial ownership of the shares.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e)         CUSIP NUMBER:

                  0008489341

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable


ITEM 4.           OWNERSHIP.

                                                            Page 15 of 20 Pages


                  See items 5-11 of cover sheets hereto.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Under certain circumstances set forth in the limited partnership agreements of KPCB VII, KPCB VII Associates and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of SportsLine USA, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATION.

                  Not Applicable

                                                            Page 16 of 20 Pages


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 1998

BROOK H. BYERS                         KPCB VII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                       LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA                           By: /s/ Kevin R. Compton
E. FLOYD KVAMME                            ----------------------------
JOSEPH S. LACOB                            A General Partner
BERNARD J. LACROUTE
JAMES P. LALLY                         KLEINER PERKINS CAUFIELD &
DOUGLAS P. MACKENZIE                   BYERS VII, L.P., A CALIFORNIA LIMITED
                                       PARTNERSHIP

By:    /s/ Michael S. Curry            By KPCB VII Associates, L.P., a
       ----------------------------    California Limited Partnership, its
       Michael S. Curry                General Partner
       Attorney-in-Fact
                                       By: /s/ Kevin R. Compton
                                           ----------------------------
                                           A General Partner

                                                   Page 17 of 20 Pages



                                  EXHIBIT INDEX


                                                                    Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                    18

Exhibit B:  List of General Partners of KPCB VII Associates              19

                                                             Page 18 of 20 Pages



                                    EXHIBIT A


                            Agreement of Joint Filing


     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 10, 1998, containing the information required by Schedule 13G, for the Shares of SportsLine USA, Inc., held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership and with respect to the general partners, such other holdings as may be reported therein.


Date:  February 10, 1998

BROOK H. BYERS                        KLEINER PERKINS CAUFIELD &
KEVIN R. COMPTON                      BYERS VII, L.P., A CALIFORNIA LIMITED
L. JOHN DOERR                         PARTNERSHIP
WILLIAM R. HEARST III
VINOD KHOSLA                          By KPCB VII Associates, L.P., a California
E. FLOYD KVAMME                       Limited Partnership, its General Partner
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY                        By:    /s/ Kevin R. Compton
DOUGLAS P. MACKENZIE                      ------------------------------
                                             A General Partner
By: /s/ Michael S. Curry
    ----------------------------
    Michael S. Curry
    Attorney-in-Fact


KPCB VII ASSOCIATES, A CALIFORNIA
LIMITED PARTNERSHIP



By: /s/ Kevin R. Compton
    ----------------------------
    A General Partner

                                                             Page 19 of 20 Pages

                                    EXHIBIT B

                               General Partners of
              KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP


     Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.    (a)  Brook H. Byers
      (b) c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

2.    (a)  Kevin R. Compton
      (b) c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

3.    (a)  L. John Doerr
      (b) c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

4.    (a)  William R. Hearst III
      (b) c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

5.    (a)  Vinod Khosla
      (b) c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

6.    (a)  E. Floyd Kvamme
      (b) c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

7.    (a)  Joseph S. Lacob
      (b) c/o Kleiner Perkins Caufield & Byers

                                                             Page 20 of 20 Pages

           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

8.    (a)  Bernard J. Lacroute
      (b) c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

9.    (a)  James P. Lally
      (b) c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen

10.   (a)  Douglas P. MacKenzie
      (b) c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
      (c)  United States Citizen